EXHIBIT 10.24

March 14, 2005

Alexander M. Milstein, M. D.

Dear Dr. Milstein:

We are pleased to offer you the position of Vice-President of Clinical Research at a salary of $15,000 per month (which, if computed on an annual basis, would be equivalent to $180,000), payable semi-monthly. You will report to me, and your start date will be as soon as possible. This offer has been approved by the MacroPore Board of Directors.

You will receive MacroPore’s employee benefits comparable to MacroPore’s standard package, including PPO medical insurance for you and your family, group life insurance, group long-term disability insurance, and participation in our flexible spending account and 401(k) plan. Your paid time off will be four (4) weeks per year.

I understand that you will remain in the Boston area for up to a year but then will relocate to San Diego. During that time your expenses incurred in traveling to San Diego from Boston to work in our office will be reimbursed to you as business travel expenses. To assist in your relocation to

San Diego, we will reimburse you for reasonable expenses incurred related to your move to San Diego up to $45,000. You may at your discretion have this payable to you in a lump sum to cover payments previously incurred by your recent move from California to Boston. Please be advised that some of this amount may be taxable income to you, and subject to withholding. You will also receive a car allowance of $400/month upon your relocation to San Diego.

We will recommend to the Board of Directors that it grant to you, under our Amended and Restated 1997 Stock Option and Stock Purchase Plan, 50,000 stock options. These stock options, if granted by the Board, would vest monthly over four years (subject to a 1-year cliff) starting from your first day of employment. The exercise price would be equal to 100% of the fair market value of our stock as of the date the Board acts to grant the options. The options will be exercisable once they vest, subject to your remaining an employee of the Company, as described in the stock option agreement you will receive from the Company.

You will have a target annual bonus of 15% of your base salary, prorated for 2005 for the number of months you are an employee. The bonus is usually paid in the first quarter of each year, and is based upon your achievement of mutually agreed-upon performance objectives during the preceding year.

Employment with MacroPore is “at will” and may be terminated without cause by either party.  This letter describes a written offer of employment and does not constitute a contract.

Dr. Milstein, we would be delighted to have someone of your caliber join our company. Please sign below as acceptance of this offer and return a copy to me at your earliest convenience. As discussed, your compensation package is subject to board approval. Once you have accepted our offer, we will then move your package to the board for their approval.

Sincerely,

/s/ Marc Hedrick
Marc Hedrick
President

Acceptance:

I understand and accept the above offer.

Signature:

Signature:

/s/ Alex Milstein	01-May-2005
Alexander M. Milstein, M. D.	Date